Exhibit 10.2

COMMITMENT

DayStar Technologies

We are pleased to offer this Commitment for Bighorn Capital, Inc. (“Bighorn”) to use its best efforts to arrange and/or fund the proposed financing through which DayStar Technologies, Inc. (“Borrower”) will receive funds to finance the purchase of certain equipment, currently on order from manufacturers/suppliers in Europe, and equipment already delivered and paid for, which collectively shall herein be known as the “Property”. Bighorn understands that the aggregate purchase price for the Property, including the cost of delivery to Borrower in California, is approximately $44,000,000, against which Borrower has paid cash deposits aggregating approximately $8,500,000 and previously paid for equipment of $9,000,000.

This Commitment supersedes all previous communications and correspondence without limitation. The outline of these terms and conditions are as follows:

BORROWER:	DayStar Technologies, Inc.

LENDER:	Bighorn and/or any other Lender designated by Bighorn (collectively, “Lender”). Bighorn reserves the right to assign or sell participations in all or part of the loan described herein (the “Loan”).

GUARANTOR:	DayStar Technologies, Inc.

LOAN AMOUNT:	The lesser of (i) 80% of the delivered and installed total purchase price for such equipment and all prior indebtedness, or $35,200,000, or (ii) 80% of the value of such equipment (as determined by the equipment lender in its sole judgment), provided that the final loan amount is not less than $21,000,000.

RATE:	6-month LIBOR + 350 Basis Points, calculated based on a 360-day year and charged for actual days elapsed.

LOAN FEE:	2.5% of the final Loan amount and payable at closing. Fee is without deduction of any bank charges, discounts, or closing costs that may be charged to borrower. This Fee is due and payable upon close of financing covered herein.

If Bighorn provides the Equipment Loan as contemplated in this Commitment, Borrower will issue, to such designee as Bighorn and Dynamic Worldwide Solar Energy, LLC (“Dynamic”) shall designate, seven-year Warrants for the Purchase of Shares of Borrower’s Common Stock, at an exercise price of $.30 per share, as more fully described (and subject to the conditions in) a separate letter agreement dated April 29, 2010 (the “Omnibus Agreement”) among Borrower, Bighorn and Dynamic. Borrower agrees that if these Warrants are not issued as required by the Omnibus Agreement, Bighorn has the right to lien Borrower’s corporate assets until such time as this issue is resolved.

TERM:	Five (5) years from the Closing Date. Interest payable monthly. At the end of the Loan Term, the full amount of the Loan plus any accrued interest is due and payable.

BHC	DayStar

CONDITIONS OF FINANCING

COLLATERAL:	Lender to be secured by;

a) Perfected first lien security interest in the Property (requires subordination of senior secured creditors of Borrower); and

b) Perfected security interest in all other assets of Borrower (pari passu with senior secured creditors of Borrower);

c) Other customary and commercially reasonable collateral; and

d) Corporate Guarantee of DayStar Technologies, Inc.

CONDITIONS OF FINANCING

RECOURSE:	Loan documentation shall include full recourse to Borrower covering full repayment of all amounts due under Loan Documents.

In addition to the foregoing recourse, Borrower shall have liability for; (i) misapplication of funds or proceeds due Lender under terms of Loan documents; and (ii) damages arising from fraud or misrepresentation.

FEES & COSTS:	Once Bighorn has received the complete due diligence package from Borrower and Lender has issued its definitive Commitment, Bighorn shall be obligated to proceed with the transaction unless Borrower materially defaults hereunder or any material information provided by Borrower, or its representatives, contains willful material factual inaccuracies and/or willful material misstatements.

RETAINERS:	$25,000 (USD) Accountable Retainer shall be remitted by Borrower to Bighorn Capital from the loan proceeds received by Borrower at the First Closing (as defined in the Omnibus Agreement). This is an accountable fee required to address and help cover costs (other than Bighorn’s and Lender’s legal fees) associated with this proposed financing. See Wiring Instructions Exhibit ‘A’ attached hereto.

$10,000 (USD) Non-Accountable Retainer shall be remitted by Borrower to Bighorn Capital from the loan proceeds received by Borrower at the First Closing. This is a non-accountable, non-refundable fee required to address and help cover Bighorn’s time and expenses associated with the consideration, and due diligence investigation for this proposed financing. See Wiring Instructions Exhibit ‘A’ attached hereto.

EXCLUSIVITY:	The parties will deal with each other on an exclusive basis for a period of 90 days from the First Closing, and no Party during such period shall cooperate with respect to the subject matter of this Commitment, either directly or indirectly, with any third party outside the scope of cooperation covered by this Commitment. It is agreed that Borrower will not disclose any details of this transaction related to Bighorn to any third party without prior written consent of Bighorn. Borrower will not attempt to circumvent Bighorn and deal directly, indirectly, or by association with any “Capital Source” introduced to Borrower by Bighorn for a period of one (1) year from the date of this Commitment.

BHC	DayStar

CONSIDERATION:	Borrower agrees that the Loan shall be without cost to Bighorn subject to the following: Borrower assumes liability for and will pay all costs and expenses required to satisfy the conditions hereof and the making of the Loans, including reimbursement of Bighorn’s and Lender’s legal fees. Such costs and expenses shall be paid upon demand by Bighorn, and such obligation shall survive termination.

MEDIATION:	Borrower and Lender each hereby unconditionally and irrevocably waive any and all rights to Trial by Jury in any suit, counterclaim, or cross-claim arising in connection with, out of, or otherwise relating to this Commitment, the other loan documents, the obligation, the collateral, or any related transaction.

Borrower understands that Bighorn cannot and would not enter into this Commitment without Borrower’s agreement to the limitation of damages, choice of forum and waive of trial by jury clauses contained herein.

No failure on the part of Bighorn to exercise and no delay in exercising any right under the Loan Documents shall operate as waiver thereof, nor any single or partial exercise by Bighorn of any right under the Loan Documents preclude any further exercise thereof, or the exercise of any other right. Each and every right or remedy granted under the Loan Documents or under any document delivered there under or in connection therewith or allowed to Bighorn in law or equity shall be deemed cumulative and may be exercised from time to time.

If any provision of this Commitment, or the application of any provision to any person or to any circumstance, shall be determined to be invalid and unenforceable, such determination shall not affect any other provision of this Commitment, or the application of such provision to any other provision or circumstance, all of which other provisions shall remain in full force and affect.

Borrower acknowledges that it has consulted with counsel of its choice and with such other experts and advisors as it deemed necessary in connection with the negotiation, execution, and delivery of this Commitment. Borrower acknowledges that it will consult with counsel of its choice and with such other experts and advisors, as it deems necessary in connection with the negotiation, execution and delivery of the other Loan Documents. This Commitment and the other Loan Documents shall be construed without regard to any presumption or rule requiring that they be construed against the party causing them, or any part of them, to be drafted.

ACCEPTANCE OF
COMMITMENT:	This Commitment is executed and accepted by all parties as evidenced by signature(s) below, strictly in their representative capacities. By the acceptance of this Commitment, Borrower agrees that no representative, member, partner, shareholder, employee, consultant, affiliate or agent of Bighorn or Lender shall be personally liable for the payment of any claim or the performance of any obligations hereunder.

BHC	DayStar

This Commitment may be executed in counterparts which, taken together, shall constitute one original. This Commitment is for the benefit of the Applicant only and may not be assigned except upon the prior written consent of Bighorn, which consent may be withheld for any reason or no reason. No party other than Borrower may rely upon the terms and conditions of this Commitment. This Commitment will be governed by and construed in accordance with the laws of California, without regard to the principles of conflicts of laws thereof. This document is an arms length and negotiated agreement. It shall be construed without any regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted.

This Commitment is not executed until all parties have signed, and a fully signed copy is received by Bighorn. Electronic and facsimile signatures hereon shall have the same legal effect as original signatures.

ACCEPTED AND AGREED TO THIS 29th DAY OF April, 2010:

For and on Behalf of: Bighorn Capital, Inc. and or assigns		For and on Behalf of: DayStar Technologies, Inc.

/s/ Robert Entler		/s/ Magnus Ryde
By:	Robert Entler	By:	Magnus Ryde
Its:	President	Its:	Chief Executive Officer

BHC	DayStar